Exhibit 23.2

CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

As mining and geological consultants, we hereby consent to the use by Rhino Resource Partners LP (the “Partnership”) in connection with its Annual Report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”), and any amendments thereto, and to the incorporation by reference in the Partnership’s Registration Statement on Form S-8 (No. 333-169714), and in the Partnership’s Registration Statement on Form S-3 (File No. 333-199263) of information contained in our report dated January 2020 in the Form 10-K. We also consent to the reference to Marshall Miller & Associates, Inc. in those filings and any amendments thereto.

By:	/s/ Justin S. Douthat
Marshall Miller & Associates, Inc.
Name:	Justin S. Douthat
Title:	Principal and Engineering Manager
Dated:	March 27, 2020